Exhibit 99

15985 East High Street

P. O. Box 35

Middlefield, Ohio 44062

Phone: 440/632-1666 FAX: 440/632-1700

www.middlefieldbank.com

PRESS RELEASE

Contact:	James R. Heslop, 2nd
Executive Vice President/Chief Operating Officer
(440) 632-1666 Ext. 3219
jheslop@middlefieldbank.com

Middlefield Banc Corp. Reports Earnings for Second Quarter and Year-to-Date 2013

MIDDLEFIELD, OHIO, July 31, 2013 ¿¿¿¿ Middlefield Banc Corp. (OTCQB: MBCN) reported net income for the second quarter of 2013 of $1.69 million, or $0.83 per diluted share. Net income for the second quarter of 2012 was $1.64 million, or $0.85 per diluted share. Net income for the first six months of 2013 was $3.34 million, or $1.66 per diluted share. For the same period of 2012, net income of $3.16 million equated to $1.72 per diluted share.

Annualized returns on average equity (“ROE”) and average assets (“ROA”) for the 2013 second quarter were 12.47% and 1.02%, respectively, compared with 13.22% and 1.01% for the second quarter of 2012. ROE and ROA were 12.32% and 1.02%, respectively, for the six month period of 2013. Comparable results for the 2012 six month period were 13.02% and 0.97%, respectively.

“We are pleased to report stable earnings for the second quarter and first half of 2013,” stated Thomas G. Caldwell, President and Chief Executive Officer, “To have been able to achieve these results during a period of continued economic and regulatory uncertainty is testament to our strong staff and keen community banking focus.”

“We have continued to see improvement in our asset quality figures. This has permitted us to maintain a strong allowance relative to the portfolio, while reducing the provision expense relative to last year. As we move forward in 2013, we will continue to remain firmly focused on delivering excellent customer service, increasing value to our shareholders, and operating our company under safe and sound banking principles,” Caldwell concluded.

Net Interest Income

Net interest income for the second quarter of 2013 was relatively flat when compared to the second quarter of 2012. For the six month periods of 2013 and 2012, the same was true. The 2013 six month period saw net interest income of $11.18 million as compared to $11.12 million for the same period of 2012. The net interest margin decreased 5 basis points to 3.88% compared to the 3.93% reported for the year-ago quarter. The net interest margin for the 2013 six month period was 3.90%, a 1 basis point decrease from the 3.91% reported for 2012.

“The Fed’s policy, now in its fifth year, of holding interest rates at historic lows continues to have an impact on the net interest margin. We are finding extremely aggressive pricing on both new loans as well as on refinancing opportunities. We have chosen to control our growth so as to maximize profitability, while not becoming locked in to long-term, low-rate assets. Further, we fully recognize the community-based focus of our funding sources and have continued our efforts to control the costs of our liabilities,” commented Donald L. Stacy, Chief Financial Officer.

Noninterest Income and Operating Expenses

Noninterest income decreased for both the three and six month periods. The company experienced increases in revenue from deposit services charges and in other income which was offset by a decrease in the recognized gains on investment securities. During the second quarter of 2012, a gain of $296,000 related to the sale of certain investment securities was recognized. In 2013, a loss on securities of $10,000 was booked during the second quarter, with the six month figure reflecting a gain of $175,000.

Noninterest expense for the second quarter of 2013 totaled $3.95 million, a decrease of $93,000 from the same period in the prior year. Increases in salaries and employee benefits, occupancy, franchise tax and professional fees were nearly equally matched by reductions in Federal deposit insurance premiums, equipment expense, and the recognition of a gain on the disposition of other real estate owned. For the first half of 2013, total noninterest expense of $7.95 million was $126,000 more than the 2012 comparable period. The primary factors were nearly consistent with those of the second quarter.

Balance Sheet

The company’s total assets at mid-year 2013 stood at $657.8 million, a decrease of $12.5 million, or 1.9%, from the figure reported at December 31, 2012. Net loans at June 30, 2013 were $404.7 million, up $4.0 million, or 1.0%, over the year-end 2012 position. Total deposits stood at $585.4 million as of June 30, 2013. This figure represents a decrease of $7.9 million, or 1.3%, from year-end 2012. The investment portfolio, which is entirely classified as available for sale, stood at $179.8 million at June 30, 2013. This reflects a decrease of $14.7 million from December 31, 2012, with the funds being utilized for loan growth and deposit run-off.

Shareholders’ Equity and Dividends

At June 30, 2013, shareholders’ equity totaled $52.6 million, a decrease of $600,000, or 1.1%, from the $53.2 million reported at June 30, 2012. This change primarily results from certain mark-to-market adjustments in securities available for sale due to increases in long-term interest rates, offset by an increase in retained earnings. Tangible book value per share at June 30, 2013 was $23.66. The comparable figure at June 30, 2012, was $24.47. The decrease in tangible book value per share was also the result of the aforementioned mark-to-market adjustments in securities available for sale. Shareholders received a cash dividend of $0.26 per share in both the second quarter of 2013 and 2012.

Asset Quality

For the three months ended June 30, 2013, management added $300,000 to the allowance for loan losses, which compares to $450,000 for the same period of 2012. The comparable six months figures are $613,000 for 2013 and $1,050,000 for 2012. Net charge-offs for the first six months of 2013 were $643,000, or 0.16% of average loans. The allowance for loan losses at June 30, 2013 stood at $7.75 million, or 1.88% of total loans. At June 30, 2012, the allowance for loan losses was $7.75 million, representing 1.89% of total loans.

The following table provides a summary of asset quality and reserve coverage ratios.

	Asset Quality History
	(dollars in thousands)
	6/30/2013	12/31/2012	6/30/2012	12/31/2011	12/31/2010
Nonperforming loans	$12,869	$14,194	$17,177	$24,546	$19,986
Real estate owned	2,361	1,846	1,986	2,196	2,302
Nonperforming assets	$15,230	$16,040	$19,163	$26,742	$22,288
Allowance for loan losses	$7,749	$7,779	$7,752	$6,819	$6,221
Ratios:
Nonperforming loans to total loans	3.12%	3.48%	4.18%	6.12%	5.37%
Nonperforming assets to total assets	2.32%	2.39%	2.95%	4.09%	3.52%
Allowance for loan losses to total loans	1.88%	1.90%	1.89%	1.70%	1.67%
Allowance for loan losses to nonperforming loans	60.21%	54.80%	45.13%	27.78%	31.13%

Middlefield Banc Corp. headquartered in Middlefield, Ohio is a multi-bank holding company with total assets of $657.8 million. The company’s lead bank, The Middlefield Banking Company, operates full service banking centers and a LPL Financial® brokerage office serving Chardon, Cortland, Garrettsville, Mantua, Middlefield, Newbury, and Orwell. The company also serves the central Ohio market through its Emerald Bank subsidiary, with offices in Dublin and Westerville, Ohio. Additional information is available at www.middlefieldbank.com and www.emeraldbank.com

This press release of Middlefield Banc Corp. and the reports Middlefield Banc Corp. files with the Securities and Exchange Commission often contain “forward-looking statements” relating to present or future trends or factors affecting the banking industry and, specifically, the financial operations, markets and products of Middlefield Banc Corp. These forward-looking statements involve certain risks and uncertainties. There are a number of important factors that could cause Middlefield Banc Corp.’s future results to differ materially from historical performance or projected performance. These factors include, but are not limited to: (1) a significant increase in competitive pressures among financial institutions; (2) changes in the interest rate environment that may reduce interest margins; (3) changes in prepayment speeds, charge-offs and loan loss provisions; (4) less favorable than expected general economic conditions; (5) legislative or regulatory changes that may adversely affect businesses in which Middlefield Banc Corp. is engaged; (6) technological issues which may adversely affect Middlefield Banc Corp.’s financial operations or customers; (7) changes in the securities markets; or (8) risk factors mentioned in the reports and registration statements Middlefield Banc Corp. files with the Securities and Exchange Commission. Middlefield Banc Corp. undertakes no obligation to release revisions to these forward-looking statements or to reflect events or circumstances after the date of this press release.

MIDDLEFIELD BANC CORP.

Consolidated Selected Financial Highlights

June 30, 2013 and 2012 and December 31, 2012

	(unaudited)		(unaudited)
Balance Sheet (period end)	June 30,	December 31,	June 30,
(Dollar amounts in thousands)	2013	2012	2012
Assets
Cash and due from banks	$22,052	$33,568	$30,908
Federal funds sold	18,377	11,778	11,953

Cash and cash equivalents	40,429	45,346	42,861
Investment securities available for sale	179,757	194,472	173,446
Loans:	412,399	408,433	410,868
Less: reserve for loan losses	7,749	7,779	7,752

Net loans	404,650	400,654	403,116
Premises and equipment	8,583	8,670	8,598
Goodwill	4,559	4,559	4,559
Core deposit intangible	173	195	215
Bank-owned life insurance	8,675	8,536	8,394
Accrued interest receivable and other assets	10,966	7,856	8,651

Total Assets	$657,792	$670,288	$649,840

	June 30,	December 31,	June 30,
	2013	2012	2012
Liabilities and Stockholders’ Equity
Noninterest-bearing demand deposits	$83,095	$75,912	$65,969
Interest-bearing demand deposits	58,238	63,915	61,935
Money market accounts	77,563	81,349	67,533
Savings deposits	180,875	175,406	171,150
Time deposits	185,648	196,753	205,142

Total Deposits	585,419	593,335	571,729
Short-term borrowings	5,407	6,538	6,959
Other borrowings	12,635	12,970	16,363
Accrued interest and other liabilities	1,781	2,008	1,631

Total Liabilities	605,242	614,851	596,682
Common equity	34,694	34,295	33,944
Retained earnings	24,780	22,485	20,399
Accumulated other comprehensive income	(190)	5,391	5,549
Treasury stock	(6,734)	(6,734)	(6,734)

Total Stockholders’ Equity	52,550	55,437	53,158

Total Liabilities and Stockholders’ Equity	$657,792	$670,288	$649,840

MIDDLEFIELD BANC CORP.

Consolidated Selected Financial Highlights

June 30, 2013 and 2012

(Dollar amounts in thousands)

(unaudited)

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2013	2012	2013	2012
INTEREST INCOME
Interest and fees on loans	$5,550	$5,641	$11,122	$11,178
Interest-bearing deposits in other institutions	9	8	17	12
Federal funds sold	4	4	8	7
Investment securities
Taxable interest	625	791	1,299	1,706
Tax-exempt interest	744	753	1,477	1,500
Dividends on FHLB Stock	15	26	38	52

Total interest income	6,947	7,223	13,961	14,455
INTEREST EXPENSE
Deposits	1,219	1,434	2,516	2,931
Short-term borrowings	47	99	99	158
Other borrowings	44	82	90	166
Trust preferred securities	47	31	81	77

Total interest expense	1,357	1,646	2,786	3,332

NET INTEREST INCOME	5,590	5,577	11,175	11,123
Provision for loan losses	300	450	613	1,050

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	5,290	5,127	10,562	10,073

NONINTEREST INCOME
Service charges on deposits	511	471	958	902
Earnings on bank-owned life insurance	75	69	143	137
Gain on sale of loans	—	—	—	85
Other income	243	181	411	391
Net securities gains (losses)	(10)	296	175	296

Total noninterest income	819	1,017	1,687	1,811
NONINTEREST EXPENSE
Salaries and employee benefits	1,994	1,800	3,865	3,550
Occupancy expense	248	222	522	470
Equipment expense	186	201	375	371
Data processing costs	187	191	400	390
Ohio state franchise tax	149	128	303	257
Federal deposit insurance expense	64	258	218	501
Professional fees	203	186	479	400
(Gain) Loss on sale of other real estate owned	(13)	32	(5)	50
Other operating expense	930	1,023	1,792	1,834

Total noninterest expense	3,948	4,041	7,949	7,823

Income before income taxes	2,161	2,103	4,300	4,061
Provision for income taxes	476	463	958	898

NET INCOME	$1,685	$1,640	$3,342	$3,163

MIDDLEFIELD BANC CORP.

Consolidated Selected Financial Highlights

June 30, 2013 and 2012

(Dollar amounts in thousands)

(unaudited)

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2013	2012	2013	2012
Per common share data
Net income per common share—basic	$0.84	$0.85	$1.66	$1.72
Net income per common share—diluted	$0.83	$0.85	$1.66	$1.72
Dividends declared	$0.26	$0.26	$0.52	$0.52
Book value per share (period end)	$26.00	$26.88	$26.00	$26.88
Tangible book value per share (period end)	$23.66	$24.47	$23.66	$24.47
Dividend payout ratio	31.28%	31.28%	31.33%	30.67%
Average shares outstanding — basic	2,017,264	1,919,333	2,008,503	1,841,657
Average shares outstanding -diluted	2,023,961	1,021,205	2,017,060	1,842,865
Period ending shares outstanding	2,021,292	1,977,321	2,021,292	1,977,321
Selected ratios
Return on average assets	1.02%	1.01%	1.02%	0.97%
Return on average equity	12.47%	13.22%	12.32%	13.02%
Yield on earning assets	4.77%	5.01%	4.81%	5.00%
Cost of interest-bearing liabilities	1.04%	1.24%	1.06%	1.25%
Net interest spread	3.73%	3.78%	3.75%	3.76%
Net interest margin	3.88%	3.93%	3.90%	3.91%
Efficiency (1)	58.12%	57.88%	58.35%	57.07%
Equity to assets at period end	7.99%	8.18%	7.99%	8.18%

(1)	The efficiency ratio is calculated by dividing noninterest expense less amortization of intangibles by the sum of net interest income on a fully taxable equivalent basis plus noninterest income.

MIDDLEFIELD BANC CORP.

Consolidated Selected Financial Highlights

June 30, 2013 and 2012

(Dollar amounts in thousands)

(unaudited)

	June 30,	June 30,
Asset quality data	2013	2012
(Dollar amounts in thousands)
Nonaccrual loans	$9,162	$15,310
Troubled debt restructuring	3,166	1,731
90 days past due and accruing	541	136

Nonperforming loans	12,869	17,177
Other real estate owned	2,361	1,986

Nonperforming assets	$15,230	$19,163

Allowance for loan losses	$7,749	$7,752
Allowance for loan losses/total loans	1.88%	1.89%
Net charge-offs:
Quarter-to-date	$283	$(35)
Year-to-date	643	117
Net charge-offs to average loans
Quarter-to-date	0.07%	-0.01%
Year-to-date	0.16%	0.03%
Nonperforming loans/total loans	3.12%	4.18%
Allowance for loan losses/nonperforming loans	60.21%	45.13%

	June 30,	June 30,
Loans	2013	2012
(Dollar amounts in thousands)
Commercial and industrial	$49,898	$65,651
Real estate — construction	24,084	20,409
Real estate — mortgage
Residential	199,250	207,080
Commercial	135,006	113,383
Consumer installment	4,161	4,345

Total Loans	$412,399	$410,868